UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 22, 2016

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36159	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On February 22, 2016, Stereotaxis, Inc. (the “Company”) issued a press release (the “Press Release”) setting forth its financial results for the fourth quarter of fiscal year 2015 and the year ended December 31, 2015. A copy of the Press Release is being filed as Exhibit 99.1 hereto, and the statements contained therein are incorporated by reference herein.

Forward-Looking Statements and Additional Information

Statements are made herein or incorporated herein that are “forward-looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included or incorporated herein that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are not guarantees of future events or the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause events or the Company’s actual performance or achievements to be materially different than those projected by the Company. For a full discussion of these risks, uncertainties and factors, the Company encourages you to read its documents on file with the SEC. Except as required by law, the Company does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

In accordance with General Instruction B.2. of Form 8-K, the information contained in Item 2.02 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events

On February 22, 2016, the Company announced the following 2015 fourth quarter and full year financial results:

Fourth Quarter 2015

•	Total revenue of $9.2 million compared to $9.8 million in the prior year quarter, a 6% decline. System revenue of $2.4 million included $1.4 million on one Niobe® ES system and two Niobe ES upgrades, $0.2 million on three Vdrive® robotic navigation systems and $0.8 million in Odyssey® solution sales. Recurring revenue was $6.8 million in the fourth quarter of 2015. This compares to $3.2 million and $6.6 million for system and recurring revenues, respectively, in the prior year fourth quarter.

•	The Company generated new capital orders of $5.1 million on three Niobe ES system orders and three upgrades, two Vdrive systems and five Odyssey solution orders, compared to $2.9 million in the prior year fourth quarter. Ending capital backlog was $6.0 million.

•	Gross margin in the quarter was $6.8 million, or 73.7% of revenue, versus $7.5 million, or 76.6% of revenue, in the fourth quarter of 2014.

•	Operating expenses of $8.2 million compared to $7.2 million in the year ago period.

•	Operating loss in the fourth quarter was $(1.4) million, compared to an operating income of $0.3 million in the prior year fourth quarter.

•	Interest expense was consistent year over year at approximately $0.8 million.

•	Net loss of $(1.7) million, or $(0.08) per share, compared to a net income of $0.9 million, or $0.04 per share, reported in the fourth quarter 2014. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(2.2) million, or $(0.10) per share, for the 2015 fourth quarter compared to $(0.5) million, or $(0.03) per share, for the 2014 fourth quarter.

•	Free flow cash for the fourth quarter of 2015 was $1.6 million compared to cash burn of $1.4 million in the fourth quarter 2014

Full Year 2015

•	Revenue of $37.7 million, compared to $35.0 million for the 12 months ended December 31, 2014. System revenue was $10.6 million on seven Niobe ES system, seven Vdrive systems and $2.8 million in Odyssey sales in 2015. Recurring revenue was $27.0 million in 2015. This compares to $7.8 million and $27.2 million for system and recurring revenues, respectively, during 2014.

•	Gross margin in the full year 2015 was $27.2 million, or 72.3% of revenue, compared with $26.8 million, or 76.5% of revenue, in 2014.

•	Operating expenses of $32.6 million, a 1% increase compared to $32.2 million in 2014.

•	Operating loss was ($5.4) million in both years.

•	Interest expense was $3.3 million for both 2015 and 2014.

•	Net loss for the full year 2015 was $(7.4) million, or $(0.35) per share, compared to $(5.2) million, or $(0.26) per share, for 2014. Excluding mark-to-market warrant revaluation, the 2015 net loss would have been $(8.7) million, or $(0.41) per share, compared to $(8.7) million, or $(0.44) per share, in 2014.

•	Cash burn for 2015 was $2.7 million, compared to $9.2 million in the prior year.

Financial Position

At December 31, 2015, Stereotaxis had cash and cash equivalents of $5.6 million, compared to $7.3 million a year ago. During 2015, the Company received gross proceeds of approximately $1.1 million as a result of a controlled equity offering and $0.3 million as the result of its warrants offering. At year end, total debt was $18.4 million related to HealthCare Royalty Partners debt.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Stereotaxis, Inc. Press Release dated February 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: February 22, 2016	By:	/s/ Karen Witte Duros
	Name:	Karen Witte Duros
	Title:	Sr. Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Stereotaxis, Inc. Press Release dated February 22, 2016